Exhibit 10.1.3

LICENSE AGREEMENT AMENDMENT

Inasmuch as NewLink Genetics Corporation of Ames, Iowa, and the Medical College of Georgia Research Institute of Augusta Georgia, have a valid and existing License Agreement related to the use of Indoleamine-2,3-Dioxygenase and its Inhibitors in Immuno-regulation (MCG case # 007-98, 011-98, 011-02, 003-03, 009-03) dated September 13, 2005;
and
Inasmuch as the parties agree that the License Agreement contains a provision (Section 4.1) for the acquisition of new, related Improvement Technologies by NewLink arising at MCGRI after the Agreement was signed
and
Inasmuch as the NewLink has reviewed a new Improvement Technology (MCG case # 023-07:Synergy Between IDO Inhibitors and PD-1/PD-Ligand Antibodies, by A. Mellor, D. Munn, B. Blazar, and Madhav Sharma; jointly owned with the University of Minnesota), and wishes to exercise its option to incorporate this technology into the existing License Agreement technology portfolio under its standard royalty terms and use conditions,
It is Agreed:
That the parties amend the License Agreement relative to its Exhibit A , such that MCG case # 023-07 is to be included in the technology portfolio for development and commercialization by NewLink, effective the date that the License Fee of $20,000 is received at MCGRI. All Payments due to the University of Minnesota will be coordinated by MCGRI according to the terms stated in “Agreement For Joint Ownership and Commercialization for Case 023-07”, between MCG and the University of Minnesota.
This present amendment shall hereby be considered part of the original License Agreement and is hereto agreed by representatives of both parties signing below.

MEDICAL COLLEGE OF GEORGIA RESEARCH INSTITUTE	NEWLINK GENETICS
By /s/Betty Aldridge Name: Betty Aldridge Title: Executive Director Date: 2/13/07	By: /s/Nicholas N. Vahanian Name: Nicholas N. Vahanian Title: Chief Medical and Operations Office Date: 2/6/07